Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Announces Divisional Leadership Changes

FORT LAUDERDALE, Fla., November 7, 2016 – MEDNAX, Inc. (NYSE: MD), today announced that Karl Wagner, President of the Company’s Eastern Division, has indicated his intent to resign from the company, in order to pursue personal opportunities. Mr. Wagner, who joined MEDNAX in 1997 and previously served as the Company’s Treasurer, Chief Financial Officer and President of MEDNAX’s American Anesthesiology Division, will remain in his full-time position through early 2017 and serve on a consulting basis through the first half of 2017.

“I want to thank Karl for all the contributions he has made to MEDNAX over the last nineteen years,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “In the financial and operating roles he has played, Karl has been an integral part of the growth, strategic evolution, and success we have achieved as an organization.”

“After nineteen years at MEDNAX, I have decided that the time is right to take a step back and determine the next opportunity to pursue,” said Mr. Wagner. “I have the highest confidence in the ability of my associates and friends at MEDNAX to execute on the strategy we have undertaken. I also believe the Company’s focus on improving the care of our patients while bringing solutions to our partners is exactly the right plan. I will always take with me the wonderful stories of how we have impacted an untold number of families both from the contributions of the organization as a whole or the individual care provided by our clinicians.”

Separately, David Clark, President of MEDNAX’s Western Division, has been named President, MEDNAX Physician Services, which encompasses leadership of the Company’s Clinical Services, Eastern and Western Divisions. Mr. Clark joined MEDNAX in 2001 and served as Chief Operating Officer of the Company’s Pediatrix Division from 2008 until 2015. He served as Senior Vice President, Operations, from 2003 to 2008 and as Vice President, Operations, South Central Region, from 2001 to 2003.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 3,600 physicians in all 50 states and Puerto Rico. In addition to its national physician network, MEDNAX provides services to healthcare facilities and physicians in over 40 states through two complementary businesses, consisting of a revenue cycle management company and a consulting services company. Additional information is available at www.mednax.com.

###